Exhibit 10.30

Better Holdco, Inc.	3 World Trade Center, 59th Floor New York, NY 10007

April 27, 2022
Harit Talwar
Address on file with the Company
Re:       Board Chairman Appointment
Dear Harit:
This letter confirms our recent discussions regarding your appointment as Chairman of the Board of Directors (the “Board”) of Better Holdco, Inc. (the “Company”). On behalf of the Board, I want to welcome you (“Chairman”) to the Company. We look forward to your support and expertise in the role of Chairman. Below, please find a summary of terms:
1.Title: Chairman to serve as Chairman of the Board of Directors of the Company (the “Board”), commencing May 1, 2022 (“Effective Date”). The parties acknowledge and agree that the Chairman will be free to engage in other noncompetitive activities.
2.Cash Retainer:
•The Company to pay Chairman or to an entity as directed by the Chairman, (i) a $350,000 annual cash director retainer on the same basis as other directors and (ii) an additional sum of $175,000 per year to serve as Chairman payable in like installments as the director retainer.
•If paid in arrears, should Chairman leave the Board for any reason, he will receive a pro rata payment for the unpaid period through the termination date.
As of the date hereof, any payments within this section shall be remitted to HRT Group LLC.
3.Expenses: Upon the presentation of reasonably itemized statements of such expenses directly related to his role as Chairman, the Company will pay up to $350,000 per year in aggregate, directly to the Chairman or to HRT Group LLC, in each case, for Chairman’s reasonable out-of- pocket clerical and other administrative support together with his domestic travel expenses.
4.Equity: On the Effective Date, the Company will grant Chairman 1,620,000 restricted stock units (RSUs) for his services under the Company 2017 Equity Incentive Plan (“Plan”), which, upon consummation of the pending merger with Aurora Acquisition Corp. (“Closing”) will be converted into a number of RSUs based on the Exchange Ratio as set forth in the Merger Agreement by and between the Company, Aurora Acquisition Corp. and Aurora Merger Sub I, Inc. For the avoidance of doubt, upon Closing, each reference to a number of RSUs set forth in this Section 4 shall automatically be adjusted by the Exchange Ratio and this letter shall be interpreted consistent with such intent.1 RSUs to include these terms:
•810,0002 RSUs will vest in equal installments quarterly over the four years following
•the Effective Date, based on Chairman’s continuous services through each such date.
•810,0003 RSUs will vest on both time and performance triggers, namely i) time vest, based on Chairman’s continuous services through the six month anniversary of the Effective Date, and ii) performance vest, subject to Chairman’s continuous services: (i) 270,000 to vest at a $5.50 post-closing stock price; (ii) 270,000 to vest at an $11.00 (2x) post-closing stock price; and (iii) 270,000 to vest at a $16.50 (3x) post-closing stock price. Each hurdle to be measured based on 45-day trailing average closing stock price.
•RSUs will be settled in shares within 30 days after vesting. The Company confirms that there are sufficient shares available to grant the RSUs under the Plan.
•If Chairman dies or becomes disabled: (i) any unvested time-vesting RSUs will continue to vest on the applicable vesting dates and be settled upon vesting and (ii) any unvested performance-vesting RSUs will continue to vest as to time on the time-vesting date and remain eligible to vest as to performance (and be settled) for 3 years after termination.
•If Chairman leaves the Board at the Board’s or stockholders’ initiative: (i) if occurring prior to the second anniversary of the Effective Date, such number of time-vesting RSUs will vest so that 50% of the time-vesting RSUs granted hereunder shall be vested at termination, (ii) any unvested time-vesting RSUs not vesting pursuant to clause (i) will be forfeited and (iii) any unvested performance-vesting RSUs will vest as to time at termination and remain eligible to vest as to performance (and be settled) for 2 years after termination.
•At Chairman’s election, RSUs will be settled partially in cash to cover estimated taxes (based on maximum tax rates).
5.Chairman is required to execute the standard form of the Company’s Indemnification Agreement and will be entitled to coverage under the Company’s directors’ and officers’ liability insurance policy on substantially the same terms as for the Company’s other directors and officers.
6.The Company will pay Chairman’s reasonably professional fees incurred to negotiate and document these arrangements, up to $20,000.
7.The above RSU terms to be memorialized in a definitive RSU agreement.
1 For Illustrative Purposes Only: For example, if, upon Closing, the Exchange Ratio is equal to 2.9, then, upon Closing, the Chairman’s RSUs will be automatically adjusted and converted into 4,698,000 RSUs in the surviving public company.
2 For Illustrative Purposes Only: Assuming the Exchange Ratio referenced in footnote 1 above, then, upon Closing, these RSUs would be automatically adjusted and converted into 2,349,000 RSUs in the surviving public company with the same terms set forth above.
3 For Illustrative Purposes Only: Assuming the Exchange Ratio referenced in footnote 1 above, then, upon
Closing, these RSUs would be automatically adjusted and converted into 2,349,000 RSUs in the surviving public company with the same terms set forth above.

8.The parties will collaborate on all communications, including (i) press releases, (ii) internal communications and (iii) SEC filings.
* * *
We are looking forward to your leadership.
[Signature Page Follows]

Better Holdco, Inc.
/s/ Nicholas Calamari
Name:	Nicholas Calamari
Title:	General Counsel

ACCEPTED AND AGREED:

/s/ Harit Talwar
Harit Talwar